Exhibit 99.1
Investor Relations
 Kurt Svendsen
 Director, Investor and Public Relations
 (952) 887-8630, invest@toro.com
Media Relations
 Branden Happel
 Manager, Public Relations
 (952) 887-8930, pr@toro.com
For Immediate Release
Steve Wolfe to Retire as CFO of The Toro Company
BLOOMINGTON, Minn. (March 30, 2011) — The Toro Company (NYSE: TTC) today announced that Steve Wolfe, vice president of finance and chief financial officer, plans to retire after 27 years with the company. Wolfe will continue to serve as vice president and CFO until his retirement on July 31, 2011 to ensure a smooth transition in financial leadership.
Wolfe joined the company in 1986 as part of the acquisition of Wheel Horse Products, Inc., where he served as vice president of finance and treasurer. Following the acquisition, he was named president of Toro Credit Company in 1990, and became vice president of finance, treasurer and CFO in 1997.
“On behalf of our Board of Directors and all our employees, I would like to thank Steve for his outstanding service and the significant contributions he made to the company during his tenure,” said Michael J. Hoffman, Toro’s chairman and chief executive officer. “Steve has been instrumental in improving Toro’s financials over the past decade, building a strong finance organization, and helping create a culture of financial discipline across the company. I wish him the best in his retirement. His efforts will benefit Toro well into the future.”
As part of the succession plan, the company has initiated a search for Wolfe’s successor and has secured Crist ¦ Kolder Associates, a distinguished executive search firm out of Chicago, to assist in the process. The company expects to name a successor and transition financial leadership prior to Wolfe’s retirement at the end of July.
“Steve has been looking forward to retiring for some time now, but remained committed to seeing Toro through the recession,” added Hoffman. “Now that the economy and our businesses are headed in the right direction, the timing is right for this change. I will be sorry to see Steve go, but look forward to identifying the best possible candidate to help drive growth and further our strong culture of financial discipline.”
About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of turf and landscape maintenance equipment, and precision irrigation systems. With sales of nearly $1.7 billion in fiscal 2010, Toro’s global presence extends to more than 80 countries through its reputation of world-class service, innovation and turf expertise. Since 1914, the company has built a tradition of excellence around a number of strong brands to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields. More information is available at www.thetorocompany.com.
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